EXHIBIT 21

                PARENT CORPORATION AND (STATES OF QUALIFICATION)

1. On Stage Entertainment, Inc., a Nevada corporation (South Carolina, Missouri, Florida, Pennsylvania, New Jersey, Wisconsin and Texas.

     NAME, JURISDICTION AND (STATES OF QUALIFICATION) FOR ALL SUBSIDIARIES

1.  On Stage Theaters, Inc., a Nevada corporation (California*)
2.  On Stage Theaters Surfside Beach, Inc., a Nevada corporation (South
    Carolina)
3. On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation (South Carolina)
4. On Stage Theaters Canada, Inc., an Ontario corporation 5. Blazing Piano's, Inc., a Nevada coropration (Florida) 6. Fort Liberty, Inc., a Nevada corporation (Florida) 7. King Henry's, Inc., a Nevada corporation (Florida) 8. Wild Bills California, Inc., a Nevada corporation (California) 9. On Stage Casino
Entertainment, Inc., a Nevada corporation 10. On Stage Merchandise, Inc., a Nevada corporation 11. On Stage Events, Inc., a Nevada corporation 12. On Stage Marketing, Inc., a Nevada corporation 13. On Stage Productions, Inc., a Nevada corporation 14. Legends in Concert, Inc., a Nevada corporation (Florida)

*On Stage Theaters, Inc. does business as On Stage Dinner Theaters, Inc. in California.